UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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KYPHON INC.

(Name of Registrant as Specified in Its Charter)

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The following is a press release issued by Kyphon Inc. on September 20, 2007:

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Chief Communications Officer

408-548-6687

jtracy@kyphon.com

Kyphon Announces that ISS Recommends Kyphon Stockholders

Vote “For” the Merger of Medtronic and Kyphon

SUNNYVALE, Calif., September 20, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) announced today that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, recommends that Kyphon stockholders vote “FOR” adoption of the merger agreement between Kyphon and Medtronic, Inc. at the special meeting of Kyphon’s stockholders to be held on October 16, 2007.

In recommending that Kyphon stockholders vote “FOR” the proposed acquisition, ISS stated: “Based on our review of the terms of the transaction and the factors described . . . specifically the market premium, we believe that the merger agreement warrants shareholder support.”

ISS also recommends that Kyphon stockholders vote “FOR” the Company’s proposal to adjourn the special meeting of stockholders if there are not sufficient votes to approve the proposed merger, in order to provide additional time to solicit proxies.

Shareholders who have questions or need any assistance in submitting their proxy or voting their shares should contact Kyphon’s proxy solicitor, Georgeson, toll-free at 1-888-605-8317.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose the source of low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal compression fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ (F.A.D.™) procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression (IPD®) procedure for treating the symptoms of lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com and its balloon kyphoplasty patient education Web site, www.spinalfracture.com.

Kyphon and IPD are registered trademarks, and Functional Anaesthetic Discography and F.A.D. are trademarks, of Kyphon Inc.

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